Exhibit 10.2

CONTANGO ORE, INC.

SHORT TERM INCENTIVE PLAN

Contango Ore, Inc. (the “Company”) hereby adopts the Contango Ore, Inc. Short Term Incentive Plan, effective as of June 10, 2020 (the “STIP”), for the benefit of Rick Van Nieuwenhuyse (the “Executive”) on the terms and conditions set forth below.

1.            Administration.  The STIP shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion.  The Committee shall have full and exclusive authority with respect to all matters under the STIP, including without limitation, the construction of the terms of the STIP, the establishment of performance goals, the certification of performance goals, the determination of the level of performance, the amount of the Annual STIP Payment and any Change of Control Payment, and the terms of any Restricted Stock Award.  The decisions of the Committee and its actions with respect to the STIP shall be final, conclusive and binding on the Executive.

2.            Establishment of Performance Goals.  During January of each calendar year during the term of the STIP beginning in 2021, the Committee, after consulting with the Executive in good faith, shall establish performance goals for such calendar year which the Committee considers to be reasonably attainable.  The performance goals for 2020 are set forth in Exhibit A attached hereto.

3.             Certification of Performance Goals.  Following the end of each calendar year in the term of the STIP, including 2020, the Committee, in its sole discretion, shall certify the extent to which, if any, the Executive met or exceeded each of the applicable performance goals for such calendar year by March 1 of the subsequent calendar year.  The Committee shall rank the Executive’s level of performance based on the following table:

Performance Level	Description of Performance	Target Percentage
Level 0	Failed to satisfy minimum performance target	0%
Level 1	Satisfied minimum performance target	25%
Level 2		50%
Level 3		75%
Level 4	Satisfied all performance goals	100%
Level 5		125%
Level 6		150%
Level 7		175%
Level 8	Satisfied maximum performance target	200%

4.             Annual STIP Payment.  For each calendar year during the term of the STIP for which the Executive met or exceeded the minimum performance target, the Executive shall be entitled to a payment under the STIP (the “Annual STIP Payment”) equal to the product of his annual base salary for such calendar year multiplied by the Target Percentage.  One-half of the amount of the Annual STIP Payment shall be made in cash (the “Cash Payment”), and one-half of the amount of the Annual STIP Payment shall be made in restricted stock (the “Restricted Stock Award”) under the Contango Ore, Inc. 2010 Equity Incentive Plan, as amended and restated effective September 15, 2017 and as subsequently amended (the “Plan”), based on the fair market value of the Company’s common stock as of the date of grant of the Restricted Stock Award; provided, however, that a greater portion of the Annual STIP Payment may be made as a Cash Payment if the Committee determines that not enough shares of common stock are available under the Plan for grant of the full Restricted Stock Award.  The Cash Payment shall be paid, and the Restricted Stock Award shall be granted, not later than March 15 of the subsequent calendar year, provided that the Executive remains employed by the Company as of the date of payment or grant, as applicable.  For the avoidance of doubt, any earned but unpaid portion of the Annual STIP Payment shall be forfeited upon the Executive’s termination of employment for any reason prior to the date of payment or grant, as applicable.

5.             Terms of Restricted Stock Award.  Any Restricted Stock Award granted pursuant to Section 4 above shall vest one-half on the first anniversary of the grant date and one-half on the second anniversary of the grant date, with full vesting occurring sooner in the event of a Change of Control, provided the Executive remains employed by the Company as of such vesting date or event.  The Restricted Stock Award shall be subject to the terms of the Plan and such other terms and conditions as the Committee may include in a Restricted Stock Award Agreement.

6.            Change of Control.  In the event of a “Change of Control” (as defined in the Plan) during the term of the STIP, the Committee, in its sole and absolute discretion, may make a payment to the Executive in an amount up to, but not exceeding, the product of his then-current annual base salary multiplied by 200% (the “Change of Control Payment”).  The Change of Control Payment may be made in cash, in shares of common stock of the Company under the Plan or a combination of both, as determined by the Committee.  Any Change of Control Payment shall be made not later than 30 days following such Change of Control.

7.            Tax Withholding.  The Company shall withhold from any Cash Payment or Change of Control Payment made under the STIP the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment.  Tax withholding with respect to any Restricted Stock Award shall be made in accordance with the Restricted Stock Award Agreement.

8.            Amendment, Suspension or Termination.  The Committee, in its sole discretion, may amend, suspend or terminate the STIP at any time for any reason.  Unless terminated sooner by the Committee, the STIP shall automatically terminate immediately upon the Executive’s termination of employment for any reason and the Executive shall have no further rights hereunder except as provided in Section 6 above.

9.            No Contract of Employment.  Nothing in the STIP constitutes a contract or agreement of employment for any specific term, nor does it alter the nature of the employment relationship between the Company and the Executive, and either the Company or the Executive may terminate the employment relationship as freely and with the same effect as if this STIP had not been adopted.

10.            Funding.  Any obligation of the Company to make an Annual STIP Payment or Change in Control Payment hereunder shall be an unfunded and unsecured promise to pay cash or property in the future.

11.          Code Section 409A.  The STIP and any Annual STIP Payment or Change of Control Payment made hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with that intent.

12.            Nonalienation.  The Executive shall have no right or ability to pledge, hypothecate, anticipate, assign or otherwise transfer any right to payment under the STIP.

13.            Governing Law; Venue.  The STIP shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.  Any action, suit or proceeding arising out of or in connection with the STIP must be brought, if at all, in any state district court in Harris County, Texas or federal district court in the Southern District of Texas, Houston Division.  The Company and the Executive, by acceptance of benefits under the STIP, agrees to submit to the jurisdiction of said courts in connection with any such action, suit or proceeding.

IN WITNESS WHEREOF, the STIP has been adopted by the Company as of the date set forth above.

CONTANGO ORE, INC.

By: /s/ Brad Juneau

Name: Brad Juneau
Title: Executive Chairman

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